Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
YUMA ENERGY, INC.

The undersigned certify that:

1.           They are the duly elected and acting President and Corporate Secretary, respectively, of Yuma Energy, Inc., a California corporation (the “Corporation”).

2.           Article FOURTH of the Restated Articles of Incorporation of the Corporation is deleted in its entirety and replaced with the following (the “Amendment”):

FOURTH:  The authorized number of directors of the Corporation shall be not less than five (5) nor more than nine (9), and the exact number of directors within those limits shall be determined from time to time by a resolution which is duly adopted by the Board of Directors of the Corporation in the manner provided in the Bylaws.

3.           The Amendment has been duly approved by the Board of Directors of the Corporation.

4.           The Amendment has been duly approved by the required vote of the Corporation’s shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding common shares of the Corporation entitled to vote on the Amendment was 71,777,214. None of the outstanding shares of Series A Preferred Stock of the Corporation were entitled to vote on the Amendment. The percentage vote required was more than 50% of such total number of outstanding common shares. The number of common shares voting in favor of the Amendment equaled or exceeded the vote required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment are true and correct of our own knowledge on this 9th day of June, 2015.

By: /s/ Sam L. Banks
Name: Sam L. Banks
Title: President

By: /s/ Kirk F. Sprunger
Name: Kirk F. Sprunger
Title: Corporate Secretary